FOR IMMEDIATE RELEASE
July 28, 2017

CONTACT:
Amy Randolph
217.365.4049
amy.randolph@busey.com

First Busey Corporation Names George Barr to Board of Directors

Champaign, IL – First Busey Corporation (NASDAQ: BUSE) has announced George Barr as an independent director of the board effective July 25, 2017. His appointment brings the board to 14 members. As the previous director and chairman of the board of directors of First Community Financial Partners for 11 years and as a director of its subsidiary, First Community Financial Bank ("First Community"), for four years, Mr. Barr has extensive experience serving the financial industry in the Chicago metropolitan area and has provided strategic direction for First Community through his longstanding tenure. First Community Financial Partners, which was headquartered in Joliet, Illinois, was acquired by First Busey Corporation on July 2, 2017.

Mr. Barr founded Commonwealth Management, LLC, previously known as The Barr Group, in Joliet in 1980. The firm develops real estate and manages, protects and enhances the values of properties—including homeowner and condo associations, apartment complexes, manufactured home parks, commercial centers and office buildings—for property owners. In addition, Commonwealth Management manages real estate owned (REO) and troubled assets, and consults on new development and construction loans. Prior to founding his own company, Mr. Barr—who is an Illinois and Florida licensed attorney—established the law firm of George Barr & Associates in Joliet in 1985, focusing on real estate, contract and corporate law.

"With more than three decades of experience practicing law and assisting countless real estate clients, George has invaluable insight and knowledge of the financial services industry," says Van Dukeman, President & Chief Executive Officer of First Busey Corporation. "With his appointment to the board, Busey will benefit from his depth and breadth of financial expertise through his years of service as we partner with First Community to serve the greater Chicagoland area."

"I am deeply humbled by and look forward to serving alongside a team of esteemed individuals in support of Busey," says Mr. Barr. "As the organization grows, I look forward to building upon First Community's heritage and a shared commitment to service excellence for their associates, customers and community members."

A committed community advocate, Mr. Barr gives generously of his time, talents and financial resources to various organizations in the greater Chicagoland area. Past board memberships include Joliet Catholic Academy, the University of St. Francis and Presence Saint Joseph Medical Center, each in Joliet.

Corporate Profile
First Busey Corporation (NASDAQ: BUSE) is an approximately $7 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, First Busey Corporation's wholly-owned bank subsidiary, is also headquartered in Champaign, Illinois and has twenty-eight banking centers serving Illinois, thirteen banking centers in the St. Louis, Missouri metropolitan area, five banking centers serving southwest Florida and a banking center in Indianapolis, Indiana. Busey Bank also offers mortgage loan products through loan production offices in the St. Louis, Kansas City, Chicago, Omaha-Council Bluffs metropolitan areas and across the Midwest. Trevett Capital Partners, a wealth management division of Busey Bank, provides asset management, investment and fiduciary services to high net worth clients in southwest Florida. The wealth management professionals of Trevett Capital Partners can be reached through trevettcapitalpartners.com.

Busey Bank had total assets of $5.5 billion as of June 30, 2017.

First Community Financial Bank, First Busey Corporation's wholly-owned bank subsidiary, is headquartered in Joliet, Illinois. First Community Financial Bank has nine locations in Joliet, Plainfield, Homer Glen, Channahon, Naperville, Burr Ridge, Mazon, Braidwood, and Diamond, Illinois.

In addition, Busey Bank owns a retail payment processing subsidiary, FirsTech, Inc., which processes approximately 28 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 3,000 agent locations in 36 states. More information about FirsTech, Inc. can be found at firstechpayments.com.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation. Through Busey Trust Company, Busey Wealth Management provides asset management, investment and fiduciary services to individuals, businesses and foundations. As of June 30, 2017, Busey Wealth Management's assets under care were approximately $5.6 billion.

For more information about us, visit www.busey.com.